Exhibit 99.1

Itron Announces Fourth Quarter and Fiscal 2012 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--February 13, 2013--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its fourth quarter and full year ended December 31, 2012. Highlights include:

  Quarterly and full year revenues of $523 million and $2.2 billion;
  Quarterly and full year GAAP diluted net earnings per share of 40 cents and $2.71;
  Quarterly and full year non-GAAP diluted net earnings per share of 58 cents and $3.62;
  Full year cash flow from operations and free cash flow of $205 million and $155 million;
  Quarterly and full year adjusted EBITDA of $44 million and $260 million;
  Twelve-month backlog of $568 million and total backlog of $1.0 billion; and
  Quarterly bookings of $467 million.

“Our fourth quarter results reflect transition in Itron’s business as we successfully complete more than $1.5 billion of OpenWay projects in North America and begin new electricity, gas and water smart system pilots and deployments around the world,” said Philip Mezey, Itron’s president and chief executive officer. “While total revenues declined in the quarter compared to last year, our base business revenues excluding these large OpenWay contracts grew six percent. Non-GAAP earnings for the quarter were impacted by higher product development, sales and marketing expenses as we prepare for new projects developing in nearly every major geographic region.”

“Itron has a solid, profitable financial foundation,” continued Mr. Mezey. “With our financial strength, large customer base and next-generation technologies for electricity, gas and water applications, Itron is well-positioned to lead a transformation in the utility sector. In 2013, we will accelerate our commitment to innovation and we will continue to invest in new solutions to help our customers build the smart cities of the next decade. I am excited to lead our company at a time when we can truly make a difference in our industry.”

Financial Results

Revenues were $523 million for the quarter and $2.2 billion for the full year, compared with $642 million and $2.4 billion in the same periods in 2011. Changes in foreign currency exchange rates unfavorably impacted revenue by $9 million for the quarter and $92 million for the year. Excluding the impact from foreign currency, revenues for the quarter and year decreased $110 million and $164 million compared with the same periods in 2011. Higher revenue in the Water segment was offset by lower revenue in the Energy segment due to the completion of several OpenWay projects in North America. Itron Cellular Solutions, which was acquired in May 2012, added $10 million and $22 million in revenue in the fourth quarter and full year 2012, respectively.

Gross margin for the quarter was 31.2 percent compared with the prior year period margin of 30.0 percent. Gross margin for the Energy segment improved due to lower warranty costs and manufacturing efficiencies, partially offset by the impact of lower volumes and product mix. The gross margin for the Water segment decreased primarily due to higher service costs. For the year, gross margin was 32.8 percent compared with 30.7 percent in 2011. Gross margin improvement over the prior year was driven by lower warranty costs in both the Energy and Water segments, which positively impacted gross margin by 1.7 percentage points. Additionally, benefits from our restructuring actions and manufacturing efficiencies offset the impact of decreased volumes.

GAAP operating expenses were $144 million in the quarter compared with $253 million in the same period last year. The decrease in expenses was primarily due to lower restructuring and goodwill impairment charges. For the year, operating expenses were $565 million compared with $1.2 billion in 2011. The decrease was due to a favorable impact of $25 million from changes in foreign currency rates, lower restructuring expenses, goodwill impairment and intangible asset amortization costs partially offset by increased sales and marketing activity and product development efforts to position us for upcoming global smart grid opportunities. GAAP operating income for the quarter and year was $19 million and $151 million, compared with an operating loss of $60 million and $459 million in the respective 2011 periods. Itron Cellular Solutions negatively impacted GAAP operating income by $2.3 million and $12.4 million in the fourth quarter and full year 2012, respectively.

Net interest expense was $2.2 million for the quarter and $9.2 million for the year compared with $2.2 million and $35.9 million in the same periods last year. The decrease in net interest expense in the year was due to a reduced principal balance and lower effective interest rates due to a refinancing of bank debt in August 2011.

GAAP net income and diluted EPS for the fourth quarter and year were $16 million, or 40 cents per share, and $108 million, or $2.71 per share, respectively. This compares to a net loss of $55 million, or $1.35 per share, and $510 million, or $12.56 per share in the same periods in 2011, respectively. The 2012 net income for the quarter was positively impacted by a tax benefit. The net income for the year was positively impacted by decreased interest expense which was partially offset by an increase in tax expense driven by discrete tax benefits recognized in the prior year.

Non-GAAP operating expenses exclude amortization of intangibles, restructuring charges, acquisition related expenses and the impairment of goodwill. Non-GAAP operating expenses for the quarter and year increased $6 million and $20 million over the 2011 respective periods. Foreign currency favorably impacted non-GAAP operating expenses by $2 million in the quarter and $19 million in the year. Excluding the impact of foreign currency, non-GAAP operating expenses increased for both periods due to increased global sales and marketing activity and product development. Non-GAAP operating income was $30 million and $206 million for the quarter and year, compared with $65 million and $257 million in the same periods in 2011. Itron Cellular Solutions negatively impacted non-GAAP operating income by $1.4 million and $8.3 million in the fourth quarter and full year 2012, respectively.

Non-GAAP net income and diluted EPS for the quarter and year were $23 million, or 58 cents per share, and $145 million, or $3.62 per share, respectively. This compares with $49 million, or $1.19 cents per share, and $176 million, or $4.29 per share, respectively, in the same periods in 2011. The decrease in non-GAAP net income for the quarter was due to lower gross profit and increased operating expenses, partially offset by decreased tax expense. The decrease in non-GAAP net income for the year was due to lower gross profit, higher operating expenses and increased tax expense, partially offset by decreased interest expense.

The company repurchased 157,772 shares of Itron common stock during the quarter at an average price of $42.73 per share pursuant to Board authorization to repurchase up to $100 million of Itron common stock beginning October 2011 through the expiration date of February 15, 2013. As of December 31, 2012 the company had repurchased approximately 2 million shares of Itron common stock at an average price of $37.96 per share since inception of the program, representing approximately 5.0 percent of total shares outstanding as of October 2011.

Financial Guidance

Itron’s guidance for the full-year 2013 is as follows:

• Revenue between $2.0 billion and $2.1 billion

• Non-GAAP diluted EPS between $3.00 and $3.25

The company’s guidance assumes a gross margin of approximately 33.5 percent, a Euro to U.S. dollar average exchange rate of $1.34, average shares outstanding of approximately 40 million for the year and a non-GAAP effective tax rate for the year of 25 percent.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5:00 p.m. Eastern Time (ET) on February 13, 2013. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 15 minutes before the start of the call and are accessible on Itron’s website at www.itron.com under the Investors page. The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode 4441088.

About Itron

Itron is a global technology company. We build solutions that help utilities measure, monitor and manage energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement and control technology; communications systems; software; and professional services. With thousands of employees supporting nearly 8,000 utilities in more than one hundred countries, Itron empowers utilities to responsibly and efficiently manage energy and water resources. Join us in creating a more resourceful world, start here: www.itron.com.

Forward Looking Statements:

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2011 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent or non-cash costs, particularly those associated with acquisitions. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues	$523,335	$642,477	$2,178,178	$2,434,124
Cost of revenues	359,835	449,944	1,463,031	1,687,666
Gross profit	163,500	192,533	715,147	746,458

Operating expenses
Sales and marketing	51,987	47,086	197,603	185,105
Product development	44,358	42,158	178,653	161,305
General and administrative	37,527	38,281	138,290	142,908
Amortization of intangible assets	11,943	15,587	47,810	63,394
Restructuring expense	(1,790)	65,079	1,665	68,082
Goodwill impairment	-	44,447	-	584,847
Total operating expenses	144,025	252,638	564,021	1,205,641

Operating income (loss)	19,475	(60,105)	151,126	(459,183)
Other income (expense)
Interest income	285	231	952	862
Interest expense	(2,521)	(2,464)	(10,115)	(36,794)
Other income (expense), net	(1,520)	(2,309)	(5,744)	(6,651)
Total other income (expense)	(3,756)	(4,542)	(14,907)	(42,583)

Income (loss) before income taxes	15,719	(64,647)	136,219	(501,766)
Income tax benefit (provision)	745	11,099	(25,995)	(4,430)
Net income (loss)	16,464	(53,548)	110,224	(506,196)
Net income attributable to non-controlling interests	504	1,083	1,949	3,961
Net income (loss) attributable to Itron, Inc.	$15,960	$(54,631)	$108,275	$(510,157)

Earnings per common share - Basic	$0.41	$(1.35)	$2.73	$(12.56)
Earnings per common share - Diluted	$0.40	$(1.35)	$2.71	$(12.56)

Weighted average common shares outstanding - Basic	39,233	40,506	39,625	40,612
Weighted average common shares outstanding - Diluted	39,619	40,506	39,934	40,612

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues
Energy
Electricity	$229,844	$358,899	$1,024,340	$1,239,428
Gas	161,855	163,549	627,193	672,999
Total Energy	$391,699	$522,448	$1,651,533	$1,912,427
Water	131,636	120,029	526,645	521,697
Total Company	$523,335	$642,477	$2,178,178	$2,434,124

Gross profit
Energy	$121,339	$152,118	$530,396	$578,575
Water	42,161	40,415	184,751	167,883
Total Company	$163,500	$192,533	$715,147	$746,458

Operating income (loss)
Energy	$19,158	$(35,265)	$135,369	$(112,831)
Water	9,314	(13,190)	59,210	(303,772)
Corporate unallocated	(8,997)	(11,650)	(43,453)	(42,580)
Total Company	$19,475	$(60,105)	$151,126	$(459,183)

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Meters
Standard	4,310	4,720	17,920	19,570
Advanced and Smart	1,920	3,010	8,030	9,320
Total meters	6,230	7,730	25,950	28,890

Stand-alone communication modules
Advanced and Smart	1,410	1,490	6,460	6,330

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	December 31, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$136,411	$133,086
Accounts receivable, net	375,326	371,641
Inventories	170,719	195,837
Deferred tax assets current, net	33,536	58,172
Other current assets	104,958	81,618
Total current assets	820,950	840,354

Property, plant, and equipment, net	255,212	262,670
Deferred tax assets noncurrent, net	44,584	22,144
Other long-term assets	28,908	62,704
Intangible assets, net	238,771	239,500
Goodwill	701,016	636,910
Total assets	$2,089,441	$2,064,282

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$227,739	$246,775
Other current liabilities	49,950	53,734
Wages and benefits payable	91,802	93,730
Taxes payable	9,305	11,526
Current portion of debt	18,750	15,000
Current portion of warranty	27,115	52,588
Unearned revenue	42,712	37,369
Total current liabilities	467,373	510,722

Long-term debt	398,750	437,502
Long-term warranty	26,490	26,948
Pension plan benefit liability	90,533	62,449
Deferred tax liabilities noncurrent, net	16,682	31,699
Other long-term obligations	80,100	73,417
Total liabilities	1,079,928	1,142,737

Commitments and contingencies

Equity
Preferred stock	-	-
Common stock	1,294,213	1,319,222
Accumulated other comprehensive loss, net	(34,384)	(37,160)
Accumulated deficit	(266,862)	(375,137)
Total Itron, Inc. shareholders' equity	992,967	906,925
Non-controlling interests	16,546	14,620
Total equity	1,009,513	921,545
Total liabilities and equity	$2,089,441	$2,064,282

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Twelve Months Ended December 31,
	2012	2011
Operating activities
Net income (loss)	$110,224	$(506,196)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	109,471	129,466
Stock-based compensation	19,512	16,411
Amortization of prepaid debt fees	1,597	5,715
Amortization of convertible debt discount	-	5,336
Deferred taxes, net	(6,775)	(12,985)
Goodwill impairment	-	584,847
Restructuring expense, non-cash	(4,839)	25,144
Other adjustments, net	(189)	(44)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	36,300	(22,770)
Inventories	28,253	6,389
Other current assets	(20,052)	(3,859)
Other long-term assets	10,578	(17,401)
Accounts payables, other current liabilities, and taxes payable	(47,367)	22,715
Wages and benefits payable	(8,967)	(19,813)
Unearned revenue	12,009	19,070
Warranty	(25,919)	29,616
Other operating, net	(8,746)	(9,283)
Net cash provided by operating activities	205,090	252,358

Investing activities
Acquisitions of property, plant, and equipment	(50,543)	(60,076)
Business acquisitions, net of cash equivalents acquired	(79,017)	(20,092)
Other investing, net	4,115	1,427
Net cash used in investing activities	(125,445)	(78,741)

Financing activities
Proceeds from borrowings	80,000	670,000
Payments on debt	(115,002)	(848,054)
Issuance of common stock	4,781	4,625
Repurchase of common stock	(47,441)	(29,428)
Other financing, net	134	(6,596)
Net cash used in financing activities	(77,528)	(209,453)

Effect of foreign exchange rate changes on cash and cash equivalents	1,208	(555)
Increase (decrease) in cash and cash equivalents	3,325	(36,391)
Cash and cash equivalents at beginning of period	133,086	169,477
Cash and cash equivalents at end of period	$136,411	$133,086

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding certain expenses related to the amortization of intangible assets, restructuring, acquisitions and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, acquisitions and goodwill impairment. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructurings. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, expenses related to amortization of intangible assets are decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets, restructuring, acquisitions, goodwill impairment, amortization of debt placement fees and amortization of convertible debt discount. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible asset expenses, restructuring expense, acquisition related expenses and goodwill impairment and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant, and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
NON-GAAP OPERATING INCOME - ENERGY
Energy - GAAP operating income (loss)	$19,158	$(35,265)	$135,369	$(112,831)
Amortization of intangible assets	8,688	11,304	34,765	45,951
Restructuring expense	(2,219)	49,939	1,317	51,873
Acquisition related expenses	667	-	2,495	-
Goodwill impairment	-	38,650	-	254,735
Energy - Non-GAAP operating income	$26,294	$64,628	$173,946	$239,728

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income (loss)	$9,314	$(13,190)	$59,210	$(303,772)
Amortization of intangible assets	3,255	4,283	13,045	17,443
Restructuring expense	106	14,765	(765)	15,321
Goodwill impairment	-	5,797	-	330,112
Water - Non-GAAP operating income	$12,675	$11,655	$71,490	$59,104

NON-GAAP OPERATING LOSS - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$(8,997)	$(11,650)	$(43,453)	$(42,580)
Restructuring expense	323	375	1,113	888
Acquisition related expenses	-	-	2,962	-
Corporate unallocated - Non-GAAP operating loss	$(8,674)	$(11,275)	$(39,378)	$(41,692)

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$19,475	$(60,105)	$151,126	$(459,183)
Amortization of intangible assets	11,943	15,587	47,810	63,394
Restructuring expense	(1,790)	65,079	1,665	68,082
Acquisition related expenses	667	-	5,457	-
Goodwill impairment	-	44,447	-	584,847
Non-GAAP operating income	$30,295	$65,008	$206,058	$257,140

NON-GAAP OPERATING EXPENSE
Total Company - GAAP operating expense	$144,025	$252,638	$564,021	$1,205,641
Amortization of intangible assets	(11,943)	(15,587)	(47,810)	(63,394)
Restructuring expense	1,790	(65,079)	(1,665)	(68,082)
Acquisition related expenses	(667)	-	(5,457)	-
Goodwill impairment	-	(44,447)	-	(584,847)
Total Company - Non-GAAP operating expense	$133,205	$127,525	$509,089	$489,318

NON-GAAP NET INCOME & DILUTED EPS
GAAP net income (loss)	$15,960	$(54,631)	$108,275	$(510,157)
Amortization of intangible assets	11,943	15,587	47,810	63,394
Amortization of debt placement fees	397	349	1,558	5,435
Amortization of convertible debt discount	-	-	-	5,336
Restructuring expense	(1,790)	65,079	1,665	68,082
Acquisition related expenses	667	-	5,457	-
Goodwill impairment	-	44,447	-	584,847
Income tax effect of non-GAAP adjustments	(4,238)	(22,319)	(20,185)	(40,986)
Non-GAAP net income	$22,939	$48,512	$144,580	$175,951

Non-GAAP diluted EPS	$0.58	$1.19	$3.62	$4.29

Weighted average common shares outstanding - Diluted	39,619	40,805	39,934	40,985

ADJUSTED EBITDA
GAAP net income (loss)	$15,960	$(54,631)	$108,275	$(510,157)
Interest income	(285)	(231)	(952)	(862)
Interest expense	2,521	2,464	10,115	36,794
Income tax provision	(745)	(11,099)	25,995	4,430
Depreciation and amortization	27,615	32,547	109,471	129,466
Restructuring expense	(1,790)	65,079	1,665	68,082
Acquisition related expenses	667	-	5,457	-
Goodwill impairment	-	44,447	-	584,847
Adjusted EBITDA	$43,943	$78,576	$260,026	$312,600

FREE CASH FLOW
Net cash provided by operating activities	$68,087	$98,557	$205,090	$252,358
Acquisitions of property, plant, and equipment	(16,265)	(14,277)	(50,543)	(60,076)
Free Cash Flow	$51,822	$84,280	$154,547	$192,282

CONTACT:
Itron, Inc.
Barbara Doyle, 509-891-3443
Vice President, Investor Relations
barbara.doyle@itron.com
or
Marni Pilcher, 509-891-3847
Director, Investor Relations
marni.pilcher@itron.com